EXHIBIT 99.1

Integer Holdings Corporation Reports 2016 Third Quarter Results

FRISCO, Texas, Oct. 27, 2016 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE:ITGR), today announced results for the three months ended September 30, 2016.

Third Quarter 2016 Executive Summary

  Revenue of $347 million, an increase of more than 130% compared with the prior year. On a comparable results basis, revenue was essentially flat year-over-year and sequentially.
  GAAP Net Income of $11 million; EBITDA of $59 million; and Adjusted EBITDA of $75 million.
  GAAP Diluted EPS of $0.37 per share; Adjusted Diluted EPS of $0.83 per share, an increase of 30% year-over-year and nearly 50% on a sequential basis.
  Cash Flow from Operations of $38 million.  Free Cash Flow of $21.5 million.
  The Company reiterates its 2016 Comparable Basis Revenue, Adjusted Net Income, and Adjusted Diluted EPS outlook; updates Adjusted EBITDA outlook.
  Lake Region Medical integration progressing well and ahead of schedule.  Company expects 2016 annual net synergies between $30 million and $35 million.

“Our third quarter results demonstrate that the steps we have taken to stabilize our business are working,” said Thomas J. Hook, Integer’s president and chief executive officer. “Our internal focus on reducing costs, improving working capital, and business process optimization is progressing well and has allowed us to stem the revenue and adjusted EBITDA declines we saw during the first half of the year. Our outlook for the remainder of the year further demonstrates this business stabilization. Integer’s value proposition remains intact and we are well-positioned within the medical technology market, with a broad suite of technologies, capabilities and product offerings to deliver innovative, cost-effective solutions to our customers in order to enrich the lives of patients worldwide.”

	Three Months Ended
	As Reported			Comparable Basis
(Dollars in thousands, except per share data)	September 30,	October 2,	%	September 30,	October 2,	%
	2016	2015	Change	2016	2015(a)	Change
Sales	$346,567	$146,637	136%	$346,567	$348,420	(1)%

GAAP Net Income (Loss)	$11,458	$22	N/A	$11,458	$(4,643)	N/A
Adjusted Net Income(b)	$25,796	$15,398	68%	$25,796	$20,191	28%

GAAP Diluted EPS	$0.37	$—	N/A	$0.37	$(0.15)	N/A
Adjusted Diluted EPS(b)	$0.83	$0.58	43%	$0.83	$0.64	30%

EBITDA	$58,953	$14,578	304%	$58,953	$50,593	17%
Adjusted EBITDA(b)	$75,017	$31,398	139%	$75,017	$73,468	2%
Adjusted EBITDA as a % Sales	21.6%	21.4%		21.6%	21.1%

(a) Comparable basis amounts for 2015 exclude Nuvectra Corporation (“Nuvectra”) results and include the former Lake Region Medical results. Our historical pro forma information presentation, which was filed with the SEC on Form 8-K on February 29, 2016, contains a reconciliation of 2015 comparable basis amounts to as reported amounts.
(b) Refer to Tables A and B at the end of this release for reconciliations of as reported and comparable basis adjusted amounts to GAAP.

Third Quarter 2016 Results

Throughout this press release, we are providing comparable basis amounts, which adjust as reported 2016 amounts to exclude the results of Nuvectra prior to its spin-off on March 14, 2016, and adjust 2015 as reported amounts to exclude the results of Nuvectra and include the results of the former Lake Region Medical, which was acquired in October 2015. See our historical pro forma information presentation, which was filed with the SEC on Form 8-K on February 29, 2016, for a reconciliation of 2015 comparable basis amounts to as reported amounts.

GAAP revenue of $346.6 million for the third quarter of 2016 increased $199.9 million over the prior year primarily due to the acquisition of Lake Region Medical, which added approximately $204 million to third quarter revenue. Foreign currency exchange rates did not materially impact sales in comparison to the prior year third quarter. Third quarter 2016 sales decreased 1% on a comparable organic constant currency basis primarily due to: 1) the reduction of shipments in a limited number of CRM customer programs that have reduced revenue by approximately 2%; 2) the 26% decline in energy market-driven revenue that accounted for a 1% revenue decline; and 3) a 2% decline due to contractual price reductions. These decreases were almost entirely offset by a rebound in revenue in certain CRM customer programs, which were negatively impacted during the first half of 2016 by customer-driven inventory management programs. Lake Region Medical revenues were consistent with the prior year.

On an as reported basis, GAAP diluted EPS for the third quarter of 2016 were $0.37 per share compared to $0.00 per share for the 2015 period and includes $13.9 million and $15.0 million, respectively, of pre-tax consolidation, IP-related litigation, acquisition, integration and spin-off related expenses. Adjusted diluted EPS for the third quarter of 2016, which excludes these expenses as well as other items, increased 43% on an as reported basis primarily due to the addition of Lake Region Medical, as well as the spin-off of Nuvectra. On a comparable basis, adjusted diluted EPS for the third quarter of 2016 were $0.83 per share, an increase of 30% over the prior year period. The GAAP and comparable basis diluted EPS also includes the benefit of the synergies achieved in connection with the Lake Region Medical acquisition, as well as lower performance-based compensation and a lower effective tax rate, partially offset by continued pricing pressure from our customers. In comparison to the sequential second quarter, adjusted diluted EPS on a comparable basis increased 48% primarily due to an increased level of synergies and a lower adjusted effective tax rate.  Refer to Table A at the end of this release for a reconciliation of GAAP diluted EPS to adjusted amounts and the “Use of Non-GAAP Financial Information” section below.

Similar to the diluted EPS variances discussed above, GAAP net income (loss) on an as reported and comparable basis increased $11.4 million and $16.1 million, respectively, from the third quarter of 2015 to the third quarter of 2016. Adjusted EBITDA for the third quarter of 2016 on a comparable basis was $75.0 million, an increase of 2% over the prior year, and 9% above the sequential second quarter of 2016. Refer to Table B at the end of this release for a reconciliation of GAAP net income (loss) to adjusted EBITDA amounts and the “Use of Non-GAAP Financial Information” section below.

Product Line Sales

The following table summarizes our sales by major product lines (dollars in thousands):

	Three Months Ended
	As Reported			Comparable Basis
Product Line	September 30, 2016	October 2, 2015	% Change	September 30, 2016	October 2, 2015(a)	% Change	Organic Constant Currency % Change
Cardio and Vascular	$148,273	$14,107	N/A	$148,273	$146,853	1%	1%
Cardiac/Neuromodulation	95,781	75,577	27%	95,781	93,849	2%	2%
Advanced Surgical, Orthopedics, and Portable Medical	95,190	44,976	112%	95,190	98,763	(4)%	(4)%
Electrochem	8,870	11,977	(26)%	8,870	11,977	(26)%	(26)%
Elimination of interproduct line sales	(1,547)	—	N/A	(1,547)	(3,022)	(49)%	(49)%
Total Sales	$346,567	$146,637	136%	$346,567	$348,420	(1)%	(1)%

(a) Comparable basis amounts for 2015 exclude the results of Nuvectra and include the results of the former Lake Region Medical. See the historical pro forma information presentation, which was filed with the SEC on Form 8-K on February 29, 2016, for a reconciliation of 2015 comparable basis amounts to as reported amounts.

In connection with our acquisition of Lake Region Medical, we have recast our revenue by product line into the following four categories:

  Cardio and Vascular - Includes the legacy Greatbatch Vascular product line sales plus the legacy Lake Region Medical Cardio and Vascular product line sales less the legacy Lake Region Medical Cardiac/Neuromodulation sales.
  Cardiac/Neuromodulation - Includes the legacy Greatbatch Cardiac/Neuromodulation and QiG sales plus the legacy Lake Region Medical Cardiac/Neuromodulation sales previously included in their Cardio and Vascular product line sales.
  Advanced Surgical, Orthopedics, and Portable Medical - Includes legacy Greatbatch Orthopedics and Portable Medical product line sales plus the legacy Lake Region Medical Advanced Surgical product line sales.
  Electrochem - Includes the legacy Greatbatch Energy, Military, and Environmental product line sales.

We are currently in the process of re-evaluating our management and internal financial reporting structure, which may change our product line and segment reporting in the future. This process is expected to be finalized in 2016.

Product Line Sales Highlights

Third quarter 2016 Cardio and Vascular sales increased $134.2 million on a GAAP basis over the prior year primarily due to the acquisition of Lake Region Medical, which added approximately $136 million to third quarter revenue. Foreign currency exchange rates did not materially impact this product line in comparison to the prior year third quarter. On a comparable organic constant currency basis, Cardio and Vascular sales increased 1% compared to the prior year.

Third quarter 2016 Cardiac/Neuromodulation sales increased $20.2 million on a GAAP basis over the prior year primarily due to the acquisition of Lake Region Medical, which added approximately $16 million to third quarter revenue. Foreign currency exchange rates did not materially impact this product line in comparison to the prior year third quarter. On a comparable organic constant currency basis, Cardiac/Neuromodulation sales increased 2%. This increase is primarily due to the rebound in revenue from certain CRM customer programs, which were negatively impacted during the first half of 2016 by customer driven inventory management programs. These increases were partially offset by reduced shipments in a limited number of CRM customer programs, resulting in lower orders compared to the prior year, and contractual price reductions.

Third quarter 2016 Advanced Surgical, Orthopedics, and Portable Medical sales increased $50.2 million on a GAAP basis over the prior year primarily due to the acquisition of Lake Region Medical, which added approximately $54 million to third quarter revenue. Foreign currency exchange rates did not materially impact this product line in comparison to the prior year third quarter. On a comparable organic constant currency basis, Advanced Surgical, Orthopedics, and Portable Medical sales decreased 4% primarily due to a backlog in shipments in connection with our product line transfers to our Tijuana, Mexico facilities, as well as price concessions provided to our larger OEM customers in exchange for longer-term contracts.

Third quarter 2016 Electrochem sales of $8.9 million declined 26% on a GAAP and comparable basis. Foreign currency exchange rates did not materially impact this product line in comparison to the prior year third quarter. This decrease was primarily due to the continued impact of the slowdown in the energy markets, which has caused customers to reduce drilling, pipeline inspection, and exploration volumes.

Cash Flow and Balance Sheet Information

Cash flows provided by operating activities for the third quarter of 2016 were approximately $38 million and capital expenditures were approximately $16.5 million. Cash flows from operations during the third quarter of 2016 were negatively impacted by approximately $13 million of consolidation, IP-related litigation, acquisition, integration and spin-off related expenses, which are predominantly cash expenditures, and $18 million of interest payments on debt. During the third quarter of 2016, we repaid $12.3 million on our outstanding debt and our cash balances increased $8.4 million. For the year, we have repaid $29 million of debt.

Full-Year 2016 Sales and Earnings Outlook

Our current full-year 2016 outlook is as follows (in millions, except for per share amounts):

	GAAP		Adjusted Comparable Basis
	High	Low	High	Low
Revenue	$1,396	$1,376	$1,395	$1,375
Net Income	$13	$9	$86	$82
Earnings per Diluted Share	$0.42	$0.27	$2.75	$2.60
EBITDA	N/A	N/A	$295	$285

Except as described below, further reconciliations by line item to the closest corresponding GAAP financial measures for Adjusted Comparable Basis Net Income, Adjusted Comparable Basis Earnings per Diluted Share, and Adjusted EBITDA, included in our “Full-Year 2016 Sales and Earnings Outlook” above, are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and visibility of the charges excluded from these non-GAAP financial measures.

We are maintaining our Adjusted Comparable Basis revenue, net income, and diluted EPS guidance. We are updating our full-year 2016 Adjusted Comparable Basis EBITDA guidance to be within the range of $285 million to $295 million, a decrease of $10 million at the midpoint of guidance. This decrease is primarily driven by changes in the estimates that bridge us from GAAP results to Adjusted results; primarily income taxes and depreciation & amortization. For fiscal year 2016, we expect to achieve between $30 million and $35 million in net synergies, which exceeds our original $25 million annual synergies target. As of the end of the 2016 third quarter, we are in compliance with the financial covenants of our senior secured credit facilities. We are actively monitoring our financial covenant compliance and based upon our current expectations for our 2016 Adjusted EBITDA, as defined in our credit agreement, there is a potential that we will not be able to meet our minimum interest coverage ratio for year-end 2016. We are working with the administrative agent under our credit facilities to obtain an amendment or waiver of the financial covenants before year-end.

Comparable Basis Adjusted Net Income and EPS for 2016 are expected to consist of GAAP Net Income and EPS, excluding items such as intangible amortization (approximately $40 million), IP related litigation costs, and consolidation, acquisition, integration, and asset disposition/write-down charges totaling approximately $105 million. The after-tax impact of these items is estimated to be approximately $70 million, or approximately $2.25 per diluted share. Additionally, our comparable basis revenue, adjusted effective tax rate, adjusted net income, adjusted diluted EPS and adjusted EBITDA guidance excludes the results of Nuvectra prior to its spin-off on March 14, 2016, of $1.2 million, a tax benefit of $1.4 million, a loss of $2.6 million, a loss of $0.08 per share, and $3.7 million of adjusted EBITDA, respectively. EBITDA is a non-GAAP measure that is based on net income further excluding taxes, interest, depreciation and amortization.

Our GAAP effective tax rate and our comparable basis adjusted effective tax rate for the first nine months of 2016 were approximately 41% and 30%, respectively. For the full year, our GAAP and comparable basis adjusted effective tax rate is expected to be approximately (30%), and 25% to 30%, respectively. The negative full year GAAP effective tax rate is due to having projected losses in higher tax rate jurisdictions and income in lower tax rate jurisdictions. These losses are not as significant for adjusted amounts due to the $105 million of costs being added back. Cash taxes are expected to be approximately $8 million for 2016. The year-to-date 2016 GAAP effective tax rate includes $1.6 million of net discrete benefits related to Lake Region Medical and Nuvectra spin-off transaction costs, which are added back for adjusted diluted EPS purposes.

Conference Call
The Company will host a conference call on Thursday, October 27, 2016, at 5:00 p.m. EDT to discuss these results. The scheduled conference call will be webcast live and is accessible through our website at www.integer.net or by dialing (844) 532-6860 (U.S.) or (508) 637-5642 (outside U.S.) and the participant passcode is 99053088.  A simultaneous webcast of the call will be available via the Integer corporate website www.integer.net.  The call will be archived on this site for a minimum of 12 months.  A recording of the call will be available beginning at 6:00 p.m. EDT on October 27, 2016, through November 2, 2016.  To hear this recording, please dial (855) 859-2056 (U.S.) or (404) 537-3406 (outside U.S.) and enter code 99053088.

About Integer Holdings Corporation
Integer Holdings Corporation (NYSE:ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, orthopedics, vascular, advanced surgical and portable medical markets. The company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The company's brands include Greatbatch Medical, Lake Region Medical and Electrochem. Additional information is available at www.integer.net.

Use of Non-GAAP Financial Information
In addition to our results reported in accordance with generally accepted accounting principles (“GAAP”), we provide adjusted net income, adjusted earnings per diluted share, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA and organic constant currency sales growth rates. Adjusted net income and adjusted earnings per diluted share consist of GAAP amounts adjusted for the following to the extent occurring during the period: (i) acquisition-related charges, (ii) amortization of intangible assets, (iii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iv) asset write-down and disposition charges, (v) charges in connection with corporate realignments or a reduction in force, (vi) certain litigation expenses, charges and gains, (vii) unusual or infrequently occurring items, (viii) gain/loss on cost and equity method investments, (ix) the income tax (benefit) related to these adjustments and (x) certain tax items related to the Federal research and development tax credit that are outside the normal benefit received for the period. Adjusted earnings per diluted share are calculated by dividing adjusted net income by diluted weighted average shares outstanding. Adjusted EBITDA consists of GAAP net income (loss) plus (i) the same adjustments as listed above except for items (ix), and (x), (ii) GAAP stock-based compensation, interest expense, and depreciation, (iii) GAAP provision (benefit) for income taxes and (iv) cash gains received from cost and equity method investments during the period. To calculate organic constant currency sales growth rates, which exclude the impact of changes in foreign currency exchange rates, as well as the impact of any acquisitions or divestitures of product lines on sales growth rates, we convert current period sales from local currency to U.S. dollars using the previous periods’ foreign currency exchange rates and exclude the amount of sales acquired/divested during the period from the current/previous period amounts, respectively. Comparable basis amounts for 2016 also exclude the results of Nuvectra prior to its spin-off on March 14, 2016. Comparable basis amounts for 2015 exclude the results of Nuvectra and include the results of the former Lake Region Medical. We believe that the presentation of adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, organic constant currency sales growth rates, and comparable basis amounts provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements
Some of the statements contained in this press release and other written and oral statements made from time to time by us and our representatives are not statements of historical or current fact. As such, they are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations, and these statements are subject to known and unknown risks, uncertainties and assumptions. Forward-looking statements include statements relating to:

  future sales, expenses, and profitability;
  future development and expected growth of our business and industry;
  our ability to execute our business model and our business strategy;
  our ability to identify trends within our industries and to offer products and services that meet the changing needs of those markets;
  our ability to remain in compliance with our debt covenants; and
  projected capital expenditures.

You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or “variations” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary factors and to others contained throughout this release. We are under no duty to update any of the forward-looking statements after the date of this release or to conform these statements to actual results.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors include the following: our high level of indebtedness following the acquisition of Lake Region Medical, our inability to pay principal and interest on this high level of outstanding indebtedness or to remaining in compliance with financial and other covenants under our senior secured credit facilities, and the risk that this high level of indebtedness limits our ability to invest in our business and overall financial flexibility; our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement cost reduction and plant consolidation initiatives; our reliance on third-party suppliers for raw materials, products and subcomponents; fluctuating operating results; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; product field actions or recalls; our inability to successfully consummate and integrate acquisitions, including the acquisition of Lake Region Medical, and to realize synergies and benefits from these acquisitions and to operate these acquired businesses in accordance with expectations; our unsuccessful expansion into new markets; our failure to develop new products including system and device products; the timing, progress and ultimate success of pending regulatory actions and approvals; our inability to obtain licenses to key technology; regulatory changes, including health care reform, or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions brought against the Company; and other risks and uncertainties that arise from time to time and are described in Item 1A “Risk Factors” of our Annual Report on Form 10-K and in other periodic filings with the SEC. We assume no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Net Income (Loss) and Diluted EPS Reconciliation

	Three Months Ended
	September 30, 2016			October 2, 2015
(in thousands except per share amounts)	Pre-Tax	Net Income	Per Diluted Share	Pre-Tax	Net Income	Per Diluted Share
Income and diluted EPS as reported (GAAP)	$8,717	$11,458	$0.37	$6	$22	$—
Adjustments:
Amortization of intangibles(a)	9,473	6,702	0.22	3,243	2,271	0.09
IP related litigation (SG&A)(a)(b)	499	324	0.01	1,127	733	0.03
Consolidation and optimization expenses (OOE)(a)(c)	7,779	6,409	0.21	5,473	4,523	0.17
Acquisition and integration expenses (OOE)(a)(d)	5,319	3,492	0.11	5,202	4,845	0.18
Asset dispositions, severance and other (OOE)(a)(e)	272	36	—	3,169	2,468	0.09
Lake Region Medical transaction costs (interest expense)(a)(f)	—	—	—	4,788	3,112	0.12
Loss (gain) on cost and equity method investments, net (other expense (income), net)(a)	245	159	0.01	(4,579)	(2,976)	(0.11)
Tax adjustments(g)	—	(2,784)	(0.09)	—	400	0.02
Taxes(a)	(6,508)	—	—	(3,031)	—	—
As reported adjusted net income and diluted EPS (Non-GAAP)	25,796	25,796	0.83	15,398	15,398	0.58
Comparable basis adjustments, net(h)	—	—	—	4,793	4,793	0.06
Comparable basis net income and diluted EPS (Non-GAAP)	$25,796	$25,796	$0.83	$20,191	$20,191	$0.64

As reported adjusted diluted weighted average shares			31,153			26,441
Comparable basis diluted weighted average shares(i)			31,153			31,481

	Nine Months Ended
	September 30, 2016			October 2, 2015
(in thousands except per share amounts)	Pre-Tax	Net Income	Per Diluted Share	Pre-Tax	Net Income	Per Diluted Share
Income (loss) and diluted EPS as reported (GAAP)	$(3,358)	$(1,972)	$(0.06)	$21,761	$17,313	$0.66
Adjustments:
Amortization of intangibles(a)	28,451	20,125	0.64	10,008	6,996	0.27
IP related litigation (SG&A)(a)(b)	2,691	1,749	0.06	3,286	2,136	0.08
Consolidation and optimization expenses (OOE)(a)(c)	21,804	17,698	0.57	19,202	15,422	0.58
Acquisition and integration expenses (OOE)(a)(d)	23,143	15,148	0.49	5,366	4,961	0.19
Asset dispositions, severance and other (OOE)(a)(e)	5,057	4,459	0.14	4,881	3,600	0.14
Lake Region Medical transaction costs (interest expense)(a)(f)	—	—	—	4,788	3,112	0.12
Gain on cost and equity method investments, net (other expense (income), net)(a)	(932)	(606)	(0.02)	(5,119)	(3,327)	(0.13)
Tax adjustments(g)	—	(2,784)	(0.09)	—	1,200	0.05
Taxes(a)	(23,039)	—	—	(12,760)	—	—
As reported adjusted net income and diluted EPS (Non-GAAP)	53,817	53,817	1.72	51,413	51,413	1.95
Comparable basis adjustments, net(h)	2,624	2,624	0.08	18,904	18,904	0.29
Comparable basis net income and diluted EPS (Non-GAAP)	$56,441	$56,441	$1.81	$70,317	$70,317	$2.24

As reported adjusted diluted weighted average shares(j)			31,211			26,372
Comparable basis diluted weighted average shares(i)(j)			31,211			31,364

(a) The difference between pre-tax and net income (loss) amounts is the estimated tax impact related to the respective adjustment. Net income amounts are computed using a 35% U.S., Mexico, Germany, and France statutory tax rate, a 0% Swiss tax rate, a 20% Netherlands statutory tax rate, a 25% Uruguay statutory tax rate, and a 12.5% Ireland statutory tax rate. Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.

(b) In 2013, we filed suit against AVX Corporation alleging they were infringing our intellectual property. Given the complexity and significant costs incurred pursuing this litigation, we are excluding these litigation expenses from adjusted amounts. This matter proceeded to trial during the first quarter of 2016 and a federal jury awarded the Company $37.5 million in damages. To date, no gains have been recognized in connection with this litigation.

(c) During 2016 and 2015, we incurred costs primarily related to the transfer of our Beaverton, OR portable medical and Plymouth, MN vascular manufacturing operations to Tijuana, Mexico. Additionally, with the acquisition of Lake Region Medical, 2016 costs also include expenses incurred in connection with the closure of Lake Region Medical’s Arvada, CO, site and the consolidation of its two Galway, Ireland sites, which was initiated by Lake Region Medical in 2014.

(d) During 2016 and 2015, we incurred acquisition and integration costs related to the acquisition of Lake Region Medical, which was acquired in October 2015. During 2015, we incurred costs related to the integration of CCC Medical Devices, which was acquired in August 2014.

(e) Costs primarily include legal and professional fees incurred in connection with the spin-off of Nuvectra, which was completed in March 2016.

(f) During the third quarter of 2015, we recorded transaction costs (i.e. debt commitment fees, interest rate swap termination costs) in connection with our acquisition of Lake Region Medical.

(g) Tax adjustments for the 2016 periods include a discrete tax benefit related to certain transaction costs of the Lake Region Medical acquisition and the spin-off of Nuvectra.  For the 2015 periods, tax adjustments consist of the 2015 Federal R&D tax credit, which was enacted during the fourth quarter of 2015 and has been permanently reinstated. Amounts assume that the tax credit was effective at the beginning of the year for 2015.

(h) Comparable basis adjustments for the year-to-date 2016 period represent the exclusion of the results of Nuvectra prior to its spin-off on March 14, 2016. Comparable basis adjustments for 2015 periods represent the exclusion of the Nuvectra results and the inclusion of the former Lake Region Medical results. Our historical pro forma information presentation, which was filed with the SEC on Form 8-K on February 29, 2016, contains a reconciliation of 2015 comparable basis amounts to as reported amounts.

(i) Comparable basis diluted weighted average shares for the 2015 periods include shares issued in conjunction with the acquisition of Lake Region Medical as if the acquisition occurred at the beginning of the period. No adjustment is necessary for the 2016 periods, as shares issued for the acquisition are included in the Company’s outstanding shares in accordance with GAAP.

(j) The as reported adjusted diluted weighted average shares and the comparable basis diluted weighted average shares for the year-to-date 2016 period includes 455,000 potentially dilutive shares not included in the computation of diluted weighted average common shares for GAAP diluted EPS purposes because their effect would have been anti-dilutive given the Company’s net loss.

Table B: Adjusted EBITDA Reconciliation

	Three Months Ended		Nine Months Ended
	September 30,	October 2,	September 30,	October 2,
(dollars in thousands)	2016	2015	2016	2015
Net income (loss) as reported (GAAP)	$11,458	$22	$(1,972)	$17,313

Interest expense	27,870	5,825	83,395	8,151
Provision (benefit) for income taxes	(2,741)	(16)	(1,386)	4,448
Depreciation	12,893	5,504	38,963	16,933
Amortization	9,473	3,243	28,451	10,008
EBITDA	58,953	14,578	147,451	56,853

IP related litigation	499	1,127	2,691	3,286
Stock-based compensation	1,950	3,027	5,773	8,999
Consolidation and optimization expenses	7,779	5,473	21,804	19,202
Acquisition and integration expenses	5,319	5,202	23,143	5,366
Asset dispositions, severance and other	272	3,169	5,057	4,881
Noncash (gain) loss on cost and equity method investments	245	(1,178)	(270)	(1,718)
As reported adjusted EBITDA (Non-GAAP)	75,017	31,398	205,649	96,869
Comparable basis adjustments(a)	—	42,070	3,665	128,393
Comparable basis adjusted EBITDA (Non-GAAP)	$75,017	$73,468	$209,314	$225,262

Adjusted EBITDA as a % of sales	21.6%	21.4%	20.0%	20.1%
Comparable basis adjusted EBITDA as a % of sales	21.6%	21.1%	20.4%	20.8%

(a) Comparable basis adjustments for the year-to-date 2016 period represent the exclusion of the results of Nuvectra prior to its spin-off on March 14, 2016. Comparable basis adjustments for the 2015 periods represent the exclusion of the Nuvectra results and the inclusion of the former Lake Region Medical results. Our historical pro forma information presentation, which was filed with the SEC on Form 8-K on February 29, 2016, contains a reconciliation of 2015 comparable basis amounts to as reported amounts.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,	October 2,	September 30,	October 2,
	2016	2015	2016	2015
Sales	$346,567	$146,637	$1,027,187	$482,847
Cost of sales	248,658	94,991	741,779	320,852
Gross profit	97,909	51,646	285,408	161,995
Operating expenses:
Selling, general and administrative expenses	36,265	22,308	115,781	69,021
Research, development and engineering costs, net	11,412	14,299	42,358	39,907
Other operating expenses, net	13,370	13,844	50,004	29,449
Total operating expenses	61,047	50,451	208,143	138,377
Operating income	36,862	1,195	77,265	23,618
Interest expense	27,870	5,825	83,395	8,151
Other expense (income), net	275	(4,636)	(2,772)	(6,294)
Income (loss) before provision (benefit) for income taxes	8,717	6	(3,358)	21,761
Provision (benefit) for income taxes	(2,741)	(16)	(1,386)	4,448
Net income (loss)	$11,458	$22	$(1,972)	$17,313

Earnings (loss) per share:
Basic	$0.37	$—	$(0.06)	$0.68
Diluted	$0.37	$—	$(0.06)	$0.66

Weighted average shares outstanding:
Basic	30,782	25,536	30,756	25,424
Diluted	31,153	26,441	30,756	26,372

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	As of
ASSETS	September 30,	January 1,
	2016	2016
Current assets:
Cash and cash equivalents	$44,995	$82,478
Accounts receivable, net	191,409	207,342
Inventories	262,232	252,166
Refundable income taxes	3,257	11,730
Prepaid expenses and other current assets	23,246	20,888
Total current assets	525,139	574,604
Property, plant and equipment, net	381,671	379,492
Amortizing intangible assets, net	872,659	893,977
Indefinite-lived intangible assets	90,288	90,288
Goodwill	981,935	1,013,570
Deferred income taxes	3,081	3,587
Other assets	30,794	26,618
Total assets	$2,885,567	$2,982,136

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$29,000	$29,000
Accounts payable	86,290	84,362
Income taxes payable	2,641	3,221
Accrued expenses	81,960	97,257
Total current liabilities	199,891	213,840
Long-term debt	1,717,164	1,685,053
Deferred income taxes	211,783	221,804
Other long-term liabilities	15,704	10,814
Total liabilities	2,144,542	2,131,511
Stockholders’ equity:
Preferred stock	—	—
Common stock	31	31
Additional paid-in capital	632,409	620,470
Treasury stock	(5,880)	(3,100)
Retained earnings	101,154	231,854
Accumulated other comprehensive income	13,311	1,370
Total stockholders’ equity	741,025	850,625
Total liabilities and stockholders’ equity	$2,885,567	$2,982,136

Contact Information
Amy Wakeham
VP, Investor Relations
(214) 618-4978
IR@greatbatch.com